FOR IMMEDIATE RELEASE

Copart Announces Increase in Stock Repurchase Program

Fairfield, Calif. (September 23, 2011) – Copart, Inc. (NASDAQ: CPRT) announced today that its board of directors has approved a 20 million share increase in the Company’s stock repurchase program, bringing the total current authorization to 49 million shares. The company has repurchased approximately 20,453,037 shares under the program since its inception in February 2003, leaving approximately 28,546,963 shares available for repurchase under the program (including the 20 million share increase approved on September 22, 2011). Repurchases under the program may be effected through solicited or unsolicited transactions in the open market or in privately negotiated transactions. No time limit has been placed on the duration of the share repurchase program.  The repurchases may be made at such times and in such amounts as Copart deems appropriate and may be discontinued at any time.

About Copart

Copart, founded in 1982, provides vehicle sellers with a full range of remarketing services to process and sell salvage and clean title vehicles to dealers, dismantlers, rebuilders, exporters and, in some states, to end users.  Copart remarkets the vehicles through Internet sales utilizing its patented VB2 technology.  Copart sells vehicles on behalf of insurance companies, banks, finance companies, fleet operators, dealers, car dealerships and others as well as cars sourced from the general public. The company currently operates 154 facilities in the United States, Canada and the United Kingdom. Salvage vehicles are either damaged vehicles deemed a total loss for insurance or business purposes or are recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made. For more information, or to become a member, visit www.copart.com.

Contact:

Cindy Cross, Assistant to the Chief Financial Officer

         (707) 639-5427